EXHIBIT 10.13
                           AMENDED AND RESTATED
                     CONSULTING AND SERVICES AGREEMENT



     AGREEMENT dated as of July 15, 1993, between ROBERTSON-CECO CORPORATION, a Delaware corporation (the "Company"), and SAGE CAPITAL CORPORATION, a Wyoming corporation ("Sage").

     WHEREAS, Sage and the Company entered into a certain Consulting and Services Agreement dated September 15, 1992;

     WHEREAS, Sage is engaged in the business, among other things, of providing consulting and financial services from time to time to various companies experiencing financial difficulties;

     WHEREAS, the Company believes it is in the best interests of the Company to continue to utilize the consulting and financial services provided by Sage as provided in this Amended and Restated Consulting and Services Agreement; and

     WHEREAS, Sage is willing to provide consulting and financial services to the Company on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1. Services to be Performed. Sage will, during the term of this Agreement, provide such consulting and financial services to the Company as are requested from time to time by the Company, including but not limited to the following: assistance in the Company's development and execution of its business strategies; assistance in the Company's analysis of certain of its business operations; assistance in the Company's analysis of its liquidity position and needs and methods of meeting those needs, including assistance in connection with the preparation of financial budgets, forecasts and cash flow projections; assistance in maintaining the Company's banking and other financial relationships and assistance in evaluating financing proposals and negotiating and consummating a restructuring of the Company's capital structure. In providing such services, Sage will make available substantially the entire working time of Gregg C. Sage.

     2. Term of Agreement. This agreement shall continue in full force and effect until July 14, 1996, unless extended by written agreement of the parties.

     3. Compensation. For its services hereunder, Sage shall be paid a fee of $200,000 per annum, which shall be paid in twelve equal installments the last day of each month commencing with the first such installment to be paid on July 31, 1993. In addition, Sage shall be reimbursed for all reasonable out-of-pocket costs and expenses incurred by Sage in connection with providing services pursuant to this Agreement. Reimbursements shall be made against statements presented by Sage.

     As additional compensation, the Company shall pay an amount to Sage based on the achievement of the financial and organizational objectives for the Company's fiscal year 1993 as set forth on Schedule A attached hereto. Scoring of the objectives shall be made under the direction of the Compensation Committee of the Board of Directors of the Company on a basis consistent with the criteria established by the Company under its "Management Incentive Plan and Performance Evaluation Program", provided, however, that no additional compensation will be paid under this Paragraph unless the minimum threshold financial objectives set forth on Schedule A shall have been met.

     In addition, during the term of this Agreement, Gregg C. Sage shall be eligible to participate in the Company's proposed Long-Term Incentive Plan, as
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amended.  Any awards under such Plan shall be made in accordance with the
Company's policies for senior executive management and subject to the terms of the Plan.

     4. Confidentiality. Sage agrees to keep confidential any non-public information provided to it in connection with its provision of services hereunder and to use any such non-public information only for the provision of such services, provided that Sage may disclose any such non-public information to the extent required by law or by any governmental or regulatory agency or body (as to which Sage shall give the Company advance notice so that the Company may, if its elects, seek an appropriate protective order) and may disclose any such non-public information which has become public other than through breach of the provisions hereof. Sage acknowledges that remedies at law would be inadequate to protect the Company against breach of this Section 4, and agrees that the Company may enforce the provisions of this Section 4 through the entry of an injunction against Sage and its employees and agents without the posting of a bond or proof of actual damages.

     5. Indemnification. The Company hereby agrees to indemnify Sage, and its directors, officers and employees (collectively, the "Indemnified Parties"), against and hold them harmless from all losses, claims, damages and liabilities incurred in connection with any claim, suit or proceeding brought or threatened by any third party against any Indemnified Party by reason of Sage's performance of services pursuant to this Agreement, including without limitation prompt reimbursement of reasonable fees and expenses of counsel incurred in investigating or defending any such claim, suit or proceeding against delivery of an undertaking to repay any such amounts if it is subsequently determined that the recipient is not entitled to indemnification hereunder; provided, however, that the Company shall not be required to indemnify or hold harmless any Indemnified Party in respect of any claim, suit or proceeding arising out of the gross negligence of any Indemnified Party.

     6. Assignability. This Agreement may not be assigned by either party hereto without the written consent of the other party.

     7. Miscellaneous. This Agreement shall be governed by the internal laws of The Commonwealth of Massachusetts. This Agreement represents the entire understanding between the parties hereto with respect to the subject matter contained herein, and supersedes all prior oral and written understandings relating to the subject matter hereof. This Agreement may be amended only in writing by a document executed by the parties thereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                              ROBERTSON-CECO CORPORATION


                                      /s/  Denis N. Maiorani
                              By:---------------------------------------
                                   Name:   Denis N. Maiorani
                                   Title:  Executive Vice-President and
                                       Chief Financial Officer


                              SAGE CAPITAL CORPORATION


                                      /s/  Gregg. C. Sage
                              By:---------------------------------------
                                  Name:  Gregg C. Sage
                                  Title:  Executive Consultant and
                                      Director
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